EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-174617, 333-158533 and 333-141353) of International Tower Hill Mines Ltd. of our report dated March 14, 2017, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia

March 14, 2017